Exhibit 10.21

CALLAWAY GOLF COMPANY	RECIPIENT:
RESTRICTED STOCK GRANT	EFFECTIVE GRANT DATE:
NUMBER OF SHARES:
PLAN: 2004 EQUITY INCENTIVE PLAN

CALLAWAY GOLF COMPANY, a Delaware corporation (the “Company”), has elected to grant to you, the Recipient named above, an award of stock subject to the restrictions and on the terms and conditions set forth below. Terms not otherwise defined in this Restricted Stock Grant will have the meanings ascribed to them in the Plan identified above (the “Plan”).

1. Governing Plan. The Recipient hereby acknowledges receipt of a copy of the Plan and a Prospectus for the Plan (the “Plan Prospectus”). This Restricted Stock Grant is subject in all respects to the applicable provisions of the Plan, which are incorporated herein by this reference. In the case of any conflict between the provisions of the Plan and this Restricted Stock Grant, the provisions of the Plan will control.

2. Grant of Restricted Stock. Effective as of the Effective Grant Date identified above, the Company has granted and issued to the Recipient the Number of Shares of the Company’s Common Stock identified above (the “Restricted Stock”), subject to the terms, conditions and restrictions set forth in this Restricted Stock Grant.

3. Restrictions on the Granted Stock. The Restricted Stock is subject to the following restrictions:

(a) No Transfer. The shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered until the restrictions set forth in this paragraph lapse or expire as provided in paragraph 4, and any additional requirements or restrictions contained in this Restricted Stock Grant have been satisfied, terminated or waived by the Company in writing.

(b) Cancellation of Unvested Shares. In the event Recipient ceases to be an employee of the Company or its subsidiary for any reason before the restrictions set forth in this paragraph have lapsed or expired as provided in paragraph 4, the Company will cancel and void all shares of Restricted Stock for which such restrictions have not lapsed or expired (i.e. unvested shares); provided, however, that the Board of Directors or its designee may, in its discretion, determine not to cancel and void all or part of such unvested shares, in which case the Board of Directors or designee may impose whatever conditions it considers appropriate on any shares that are not cancelled or voided.

(c) Certificate. The certificate(s) representing the Restricted Stock will remain in the physical custody of the Company or its designated agent until the restrictions set forth in this paragraph lapse or expire as provided in paragraph 4, and any additional requirements or restrictions contained in this Restricted Stock Grant have been satisfied, terminated or expressly waived by the Company in writing. Notwithstanding the foregoing, the Company may elect to maintain the shares in book-entry form with its transfer agent unless and until the Company is required to deliver the certificates hereunder.

(d) Restrictive Legend. The certificate(s) representing the Restricted Stock may bear a legend making reference to any restrictions (or other terms and conditions) imposed by this Restricted Stock Grant as the Company deems necessary or appropriate to enforce such restrictions (or other terms and conditions).

4. Lapse of Restrictions. The restrictions imposed under paragraph 3 will lapse and expire, and the shares of Restricted Stock will vest, in accordance with the following:

(a) Vesting Schedule. Subject to earlier cancellation, and subject to the accelerated vesting provisions, if any, set forth in any employment agreement between Recipient and the Company or its subsidiary, as the same may be amended, modified, extended or renewed from time to time, the restrictions imposed under paragraph 3 will lapse and be removed with respect to the number of shares of Restricted Stock set forth below in accordance with the vesting schedule set forth below (the “Vesting Schedule”):

Number of Shares	Date Restrictions Lapse

The Board of Directors or its designee, however, may, in its discretion, accelerate the Vesting Schedule (in which case, the Board of Directors or designee may impose whatever conditions it considers appropriate on the accelerated portion). In addition, the restrictions imposed under paragraph 3 will automatically lapse and be removed immediately prior to any Change in Control, if the Recipient is an employee or consultant of the Company or its subsidiary at that time, provided, however, that the Board of Directors, or appropriate committee thereof, in its sole discretion, may provide that such restrictions do not automatically lapse immediately prior to any such Change in Control, and instead provide that the Restricted Stock shall continue under the same terms and conditions or shall continue under the same terms and conditions with respect to shares of a successor company that may be issued in exchange or settlement of such Restricted Stock in connection with a Change in Control. Notwithstanding the foregoing, if the Committee elects to provide that such restrictions do not lapse in connection with a Change in Control and Recipient’s employment is terminated for any reason within one year following such Change in Control, then such restrictions shall lapse and be removed immediately upon such termination of employment. For purposes hereof, “Change in Control” shall have the meaning set forth in Exhibit A attached hereto.

(b) Payment of Taxes. Upon the lapse of the restrictions in accordance with the foregoing, Recipient must pay in the form of a check or cash or other cash equivalents to the Company such amount as the Company determines it is required to withhold under applicable laws as a result of the lapse of such restrictions. In this regard, you authorize the Company and/or its subsidiary to withhold all applicable tax-related items legally payable by you from your wages or other cash compensation paid to you by the Company and/or its subsidiary or from proceeds of the sale of shares of Restricted Stock. Alternatively, or in addition, if permissible under local law, the Company may (1) sell or arrange for the sale of shares of Restricted Stock that you acquire to meet the withholding obligation for tax-related items, and/or (2) withhold from the shares of Restricted Stock for which the restrictions have lapsed that number of shares having an aggregate Fair Market Value (as defined in the Plan), determined as of the date the tax withholding obligation arises, equal to the amount of the total withholding tax obligation; provided, however, that, the number of shares so withheld shall not have an aggregate Fair Market Value in excess of the minimum required withholding. You acknowledge that the ultimate liability for all tax-related items legally due by you is and remains your responsibility and that Company and/or its subsidiary (a) makes no representations or undertakings regarding the treatment of any tax-related items in connection with any aspect of the Restricted Stock, including the grant or vesting or and subsequent sale of shares of Restricted Stock or the receipt of any dividends; and (b) do not commit to structure the terms of the grant or any aspect of the Restricted Stock to reduce or eliminate your liability for tax-related items.

(c) Release of Certificate. As soon as practicable after the lapse and removal of the restrictions applicable to all or any portion of the Restricted Stock as provided in this paragraph, the Company will release (or cause to be issued) certificate(s) representing such Restricted Stock to the Recipient, provided that the Recipient has paid to the Company, by cash or check or by any other method permitted by paragraph 4(b), an amount sufficient to satisfy any taxes or other amounts required by any governmental authority to be withheld and paid over to such authority for the Recipient’s account, or otherwise made arrangements satisfactory to the Company for the payment of such amounts through withholding or otherwise.

5. Voting and Other Rights. Notwithstanding anything to the contrary in the foregoing, during the period prior to the lapse and removal of the restrictions set forth in paragraph 3, except as otherwise provided herein, the Recipient will have all of the rights of a shareholder with respect to all of the Restricted Stock, including without limitation the right to vote the Restricted Stock and the right to receive all dividends or other distributions with

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respect to the Restricted Stock. In connection with the payment of such dividends or other distributions, the Company will be entitled to deduct any taxes or other amounts required by any governmental authority to be withheld and paid over to such authority for the Recipient’s account.

6. Section 83(b) Election. The Recipient will be entitled to make an election pursuant to Section 83(b) of the Internal Revenue Code, or comparable provisions of any state tax law, to include in the Recipient’s gross income the amount by which the fair market value of the Restricted Stock the Recipient acquires exceeds the consideration paid for such shares only if, prior to making any such election, the Recipient (a) timely notifies the Company in writing of the Recipient’s intention to make such election by delivering to the Company a copy of a fully-executed Section 83(b) Election Form approved by the Company and (b) pays to the Company an amount sufficient to satisfy any taxes or other amounts required by any governmental authority to be withheld or paid over to such authority for the Recipient’s account, or otherwise makes arrangements satisfactory to the Company for the payment of such amounts through withholding or otherwise. Recipient hereby acknowledges that (i) the foregoing does not set forth all the requirements for effecting a valid 83(b) election, (ii) that Recipient will need to take additional action, including making certain filings with the Internal Revenue Service to make a valid 83(b) election and (iii) that the Company has no responsibility for ensuring that Recipient satisfies the requirements for a valid 83(b) election.

7. Taxable Event. The Recipient acknowledges that the Restricted Stock will have significant tax consequences to the Recipient and Recipient is hereby advised to consult with Recipient’s own tax advisors concerning such tax consequences. A general description of the U.S. federal income tax consequences related to restricted stock awards is set forth in the Plan Prospectus.

8. Severability. The provisions of this Agreement shall be deemed to be severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is held to be invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severed, and in lieu thereof there shall automatically be added as part of this Agreement a suitable and equitable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

9. Governing Law. This Restricted Stock Grant will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal law.

10. Irrevocable Arbitration of Disputes.

(a) You and the Company agree that any dispute, controversy or claim arising hereunder or in any way related to this Agreement, its interpretation, enforceability, or applicability, that cannot be resolved by mutual agreement of the parties shall be submitted to binding arbitration. The parties agree that arbitration is the parties’ only recourse for such claims and hereby waive the right to pursue such claims in any other forum, unless otherwise provided by law. Any court action involving a dispute which is not subject to arbitration shall be stayed pending arbitration of arbitrable disputes.

(b) You and the Company agree that the arbitrator shall have the authority to issue provisional relief. You and the Company further agree that each has the right, pursuant to California Code of Civil Procedure section 1281.8, to apply to a court for a provisional remedy in connection with an arbitrable dispute so as to prevent the arbitration from being rendered ineffective.

(c) Any demand for arbitration shall be in writing and must be communicated to the other party prior to the expiration of the applicable statute of limitations.

(d) The arbitration shall be administered by JAMS pursuant to its Employment Arbitration Rules and Procedures. The arbitration shall be conducted in San Diego by a former or retired judge or attorney with at least 10 years experience in employment-related disputes, or a non-attorney with

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like experience in the area of dispute, who shall have the power to hear motions, control discovery, conduct hearings and otherwise do all that is necessary to resolve the matter. The parties must mutually agree on the arbitrator. If the parties cannot agree on the arbitrator after their best efforts, an arbitrator will be selected from JAMS pursuant to its Employment Arbitration Rules and Procedures. The Company shall pay the costs of the arbitrator’s fees.

(e) The arbitration will be decided upon a written decision of the arbitrator stating the essential findings and conclusions upon which the award is based. The arbitrator shall have the authority to award damages, if any, to the extent that they are available under applicable law(s). The arbitration award shall be final and binding, and may be entered as a judgment in any court having competent jurisdiction. Either party may seek review pursuant to California Code of Civil Procedure section 1286, et seq.

(f) It is expressly understood that the parties have chosen arbitration to avoid the burdens, costs and publicity of a court proceeding, and the arbitrator is expected to handle all aspects of the matter, including discovery and any hearings, in such a way as to minimize the expense, time, burden and publicity of the process, while assuring a fair and just result. In particular, the parties expect that the arbitrator will limit discovery by controlling the amount of discovery that may be taken (e.g., the number of depositions or interrogatories) and by restricting the scope of discovery only to those matters clearly relevant to the dispute. However, at a minimum, each party will be entitled to at least one (1) deposition and shall have access to essential documents and witnesses as determined by the arbitrator.

(g) The provisions of this Section shall survive the expiration or termination of the Agreement, and shall be binding upon the parties.

THE PARTIES HAVE READ SECTION 10 AND IRREVOCABLY AGREE TO ARBITRATE ANY DISPUTE IDENTIFIED ABOVE.

(Employee)	(Company)

IN WITNESS WHEREOF, the Company and Recipient have executed this Restricted Stock Grant effective as of the Effective Grant Date.

CALLAWAY GOLF COMPANY	RECIPIENT

By:

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EXHIBIT A

A “Change in Control” means the following and shall be deemed to occur if any of the following events occurs:

(a) Any person, entity or group, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) but excluding the Company and its subsidiaries and any employee benefit or stock ownership plan of the Company or its subsidiaries and also excluding an underwriter or underwriting syndicate that has acquired the Company’s securities solely in connection with a public offering thereof (such person, entity or group being referred to herein as a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

(b) Individuals who, as of the effective date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any individual who becomes a director after the effective date hereof whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered to be a member of the Incumbent Board unless that individual was nominated or elected by any Person having the power to exercise, through beneficial ownership, voting agreement and/or proxy, 20% or more of either the outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors, in which case that individual shall not be considered to be a member of the Incumbent Board unless such individual’s election or nomination for election by the Company’s shareholders is approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board; or

(c) Consummation by the Company of the sale, lease, exchange or other disposition (in one transaction or a series of related transactions) by the Company of all or substantially all of the Company’s assets or a reorganization or merger or consolidation of the Company with any other person, entity or corporation, other than

(i) a reorganization or merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto (or, in the case of a reorganization or merger or consolidation that is preceded or accomplished by an acquisition or series of related acquisitions by any Person, by tender or exchange offer or otherwise, of voting securities representing 5% or more of the combined voting power of all securities of the Company, immediately prior to such acquisition or the first acquisition in such series of acquisitions) continuing to represent, either by remaining outstanding or by being converted into voting securities of another entity, more than 50% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such reorganization or merger or consolidation (or series of related transactions involving such a reorganization or merger or consolidation), or

(ii) a reorganization or merger or consolidation effected to implement a recapitalization or reincorporation of the Company (or similar transaction) that does not result in a material change in beneficial ownership of the voting securities of the Company or its successor; or

(d) Approval by the shareholders of the Company or an order by a court of competent jurisdiction of a plan of complete liquidation or dissolution of the Company.

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